SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

AEROSONIC CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-11750	74-1668471
State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 North Hercules Avenue
Clearwater, Florida 33765
(Address of principal executive offices and Zip Code)

(727) 461-3000
(Registrant’s telephone number, including Area Code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

A.	Share Purchase Agreement

        On August 21, 2007 (the “Closing Date”), Aerosonic Corporation, a Delaware corporation (the “Company”), OP Technologies, Inc., an Oregon corporation (the “Target”), Optimization Technologies, Inc., an Oregon corporation (the “Seller”), and certain holders of the Seller’s capital stock, entered into a Share Purchase Agreement (the “SPA”), pursuant to which the Seller sold and the Company purchased all of the outstanding equity interests in the Target (the “Target Shares”).

        The Company paid $1,000,000 to the Seller for the Target Shares. The SPA also provides for an arrangement that entitles the Seller to receive up to an additional $500,000 (payable in Company common stock) in the event the Company receives certain federal certifications for its products, subject to Seller’s delivery of a duly executed subscription agreement and a duly executed Lock-up Agreement, which prohibits a transfer by Seller for two years from the date of issuance of such stock. A form of the Lock-up Agreement is attached as Exhibit 10.2 to this report and is incorporated herein by reference. The SPA also provides for an earn-out arrangement that entitles the Seller to receive up to an additional $1,000,000 if certain sales targets ($10,000,000 or greater) are met with respect to the Target’s products within three years of the closing. The maximum total purchase price will not be greater than $2.5 million.

        As of the Closing Date, the Target had taken all action necessary to cause its officers and the composition of its Board of Directors to be as set forth on Exhibit 10.3 to this report.

        The SPA contains extensive representations, warranties and covenants from the Seller and the Target, as the case may be. The SPA contains customary representations and warranties from the Company. Subject to limited exceptions, the representations and warranties of the Seller and the Target will survive the closing for three years. The indemnification obligations of the Seller with respect to its representations and warranties, and its other obligations under the SPA, may be set-off by the Company against any portion of the purchase price for the purpose of securing the payment of any indemnified losses.

        Furthermore, for 180 days after the Closing Date, the Company has the right of first refusal to purchase any shares of the Seller that are held by the Seller’s shareholders or any immediate family transferee of its shareholders before the same may be sold or otherwise transferred.

        The SPA is included as Exhibit 10.1 and is incorporated by reference. The foregoing description of the SPA and the transactions consummated pursuant thereto does not purport to be complete and is qualified in its entirety by reference to such document. The SPA has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Seller or the Target. As described above, the SPA contains representations and warranties of each of the Company, the Seller and the Target made to the other parties to the SPA. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the signing of the SPA. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations or warranties as characterizations of the actual state of facts at the time they were made or otherwise.

        As of August 21, 2007, the Company has hired three former employees of the Target, including its former president, none of which will be an executive officer of the Company. The Company also expects to retain the services of two other former employees of the Target for a limited period of time on an independent contractor basis.

        On August 21, 2007, the Company issued a press release announcing that it, the Seller, the Target and certain shareholders of the Seller had entered into the SPA. This press release is attached to this report as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Share Purchase Agreement dated August 21, 2007, by and among Aerosonic Corporation, OP Technologies, Inc., Optimization Technologies, Inc., and certain holders of the capital stock of Optimization Technologies, Inc.

10.2	Lock-up Agreement dated August 21, 2007

10.3	Officers and Directors of the Target

10.4	Written Resignation Letter

10.5	Material Consents

10.6	Ancillary Agreements

99.1	Press release of the Company issued on August 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2007	AEROSONIC CORPORATION By: /s/ David A. Baldini David A. Baldini Chairman of the Board President, Chief Executive Officer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Share Purchase Agreement dated August 21, 2007, by and among Aerosonic Corporation, OP Technologies, Inc., Optimization Technologies, Inc., and certain holders of the capital stock of Optimization Technologies, Inc.
10.2	Lock-up Agreement dated August 21, 2007
10.3	Officers and Directors of the Target
10.4	Written Resignation Letter
10.5	Material Consents
10.6	Ancillary Agreements
99.1	Press release of the Company issued on August 22, 2007